September 18, 2001


Mr. Greg Mulholland
America Inflatables, Inc.
947 Newhall Street
Costa Mesa, CA 92627

Dear Mr. Mulholland:

     This letter is written on behalf of National Paintball Supply Co., Inc. ("Paintball") and details the agreement between Paintball and you with respect to the currently outstanding "investor notes" issued by American Inflatables, Inc. ("Inflatables").

Background

         You and we acknowledge the following:

     1. Inflatables has issued $330,000 principal amount of notes to Universal Consultants, Inc. (the "Holders") pursuant to promissory notes dated _____________________ (the "Notes").
     2. You personally guaranteed repayment of the Notes.
     3. In connection with the issuance of the Notes, warrants to purchase 1,320,000 shares of Inflatables common stock were issued (the "Warrants"). The Warrants have an exercise price of $0.25 per share.
     4. Assuming consummation of the pending acquisition of Inflatables by Paintball (the "Merger"), the Warrants would be exercisable for 220,000 shares of Paintball common stock and have an aggregate exercise price of $1.50.

Agreement

         We have agreed (and by this letter do hereby agree) as follows:

     1. Any exercise price paid in the cash for the Warrants received by Paintball will be applied to amounts owed under the Notes.
     2. You will indemnify Inflatables post-Merger from all amounts owed under the Notes and not paid as a result of the receipt of exercise price proceeds from exercise of the Warrants.

     We acknowledge that Paintball has no current or future obligation with respect to the Notes (other than the obligation to apply exercise price proceeds as contemplated herein).

     Please evidence your consent to this letter agreement by signing in the place indicated below.

                                            Yours truly,

                                            National Paintball Supply Co., Inc.

                                    By:     /s/ William R. Fairbanks
                                            ------------------------------------
                                            William R. Fairbanks
Greg Mulholland

/s/ Greg Mulholland
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An individual